Schedule 13G

           ---------------------------------------------------------------------
SEC 1745   Potential persons who are to respond to the collection of information
(02-02) contained in this form are not required to respond unless the form displays a currently valid OMB control number.
           ---------------------------------------------------------------------

                                               /-------------------------------/
                                               /         OMB APPROVAL          /
                                               /-------------------------------/
                                               /OMB Number: 3235-0145          /
                                               /-------------------------------/
                                               /Expires: December 31, 2005     /
                                               /-------------------------------/
                                               /Estimated average burden       /
                                               /hours per response. . . 11     /
                                               /-------------------------------/


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  3  )*
                                             -----

                                   Optika Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    683973101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                     1-11-02
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [_]   Rule 13d-1(b)

    [_]   Rule 13d-1(c)

    [X]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No. 683973101
           ----------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Frontenac VI Limited Partnership                       36-3888823
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                    (a) [X]
                                                                     (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
       Delaware
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
      NUMBER OF       5
       SHARES                437,067
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY             SHARED VOTING POWER
        EACH          6
     REPORTING        ----------------------------------------------------------
       PERSON              SOLE DISPOSITIVE POWER
        WITH          7
                             437,067
                      ----------------------------------------------------------
                           SHARED DISPOSITIVE POWER
                      8
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
       437,067
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                  [_]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       5.2%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
       PN
--------------------------------------------------------------------------------

                                     2 of 14

 CUSIP No. 683973101
           ----------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Frontenac Company LLC                           36-3467755
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                    (a) [X]
                                                                     (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
       Delaware
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
      NUMBER OF       5
       SHARES                437,067/1/
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY             SHARED VOTING POWER
        EACH          6
     REPORTING        ----------------------------------------------------------
       PERSON              SOLE DISPOSITIVE POWER
        WITH          7
                             437,067/1/
                      ----------------------------------------------------------
                           SHARED DISPOSITIVE POWER
                      8
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
       437,067/1/
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                  [_]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       5.2%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
       LLC
--------------------------------------------------------------------------------

                                     3 of 14

 CUSIP No. 683973101
           ----------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Paul D. Carbery
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                    (a) [X]
                                                                     (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
       USA
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
      NUMBER OF       5
       SHARES                2,306
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY             SHARED VOTING POWER
        EACH          6
     REPORTING               437,067
       PERSON         ----------------------------------------------------------
        WITH               SOLE DISPOSITIVE POWER
                      7
                             2,306
                      ----------------------------------------------------------
                           SHARED DISPOSITIVE POWER
                      8
                             437,067
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
       439,373/1/
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                  [_]

--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         5.3%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
       IN
--------------------------------------------------------------------------------

                                     4 of 14

 CUSIP No. 683973101
           ----------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       James E. Cowie
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                    (a) [X]
                                                                     (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
       USA
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
      NUMBER OF       5
       SHARES
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY             SHARED VOTING POWER
        EACH          6
     REPORTING               437,067/1/
       PERSON         ----------------------------------------------------------
        WITH               SOLE DISPOSITIVE POWER
                      7

                      ----------------------------------------------------------
                           SHARED DISPOSITIVE POWER
                      8
                             437,067/1/
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
       437,067/1/
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                  [_]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       5.2%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
       IN
--------------------------------------------------------------------------------

                                     5 of 14

 CUSIP No. 683973101
           ----------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     James E. Crawford III
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                    (a) [X]
                                                                     (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
     USA
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
      NUMBER OF       5
       SHARES                5,816
    BENEFICIALLY           -----------------------------------------------------
      OWNED BY             SHARED VOTING POWER
        EACH          6
     REPORTING               437,067/1/
       PERSON              -----------------------------------------------------
        WITH               SOLE DISPOSITIVE POWER
                      7
                             5,816
                           -----------------------------------------------------
                           SHARED DISPOSITIVE POWER
                      8
                             437,067/1/
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
     442,883/1/
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                  [_]

--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
     5.3%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
     IN
--------------------------------------------------------------------------------

                                     6 of 14

 CUSIP No. 683973101
           ----------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Rodney L. Goldstein
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                    (a) [X]
                                                                     (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4

     USA
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
      NUMBER OF       5
       SHARES
    BENEFICIALLY           -----------------------------------------------------
      OWNED BY             SHARED VOTING POWER
        EACH          6
     REPORTING               437,067/1/
       PERSON              -----------------------------------------------------
        WITH               SOLE DISPOSITIVE POWER
                      7

                           -----------------------------------------------------
                           SHARED DISPOSITIVE POWER
                      8
                             437,067/1/
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
     437,067/1/
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                  [_]

--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
     5.2%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
     IN
--------------------------------------------------------------------------------

                                     7 of 14

 CUSIP No. 683973101
           ----------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Martin J. Koldyke
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                    (a) [X]
                                                                     (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
       USA
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
      NUMBER OF       5
       SHARES                4,477
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY             SHARED VOTING POWER
        EACH          6
     REPORTING               437,067/1/
       PERSON         ----------------------------------------------------------
        WITH               SOLE DISPOSITIVE POWER
                      7
                             4,477
                      ----------------------------------------------------------
                           SHARED DISPOSITIVE POWER
                      8
                             437,067/1/
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
       441,544/1/
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                  [_]

--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       5.3%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
       IN
--------------------------------------------------------------------------------

                                     8 of 14

 CUSIP No. 683973101
           ----------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Martin Laird Koldyke
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                    (a) [X]
                                                                     (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
       USA
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
      NUMBER OF       5
       SHARES
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY             SHARED VOTING POWER
        EACH          6
     REPORTING               437,067/1/
       PERSON         ----------------------------------------------------------
        WITH               SOLE DISPOSITIVE POWER
                      7

                      ----------------------------------------------------------
                           SHARED DISPOSITIVE POWER
                      8
                             437,067/1/
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
       437,067/1/
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                  [_]

--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       5.2%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
       IN
--------------------------------------------------------------------------------

                                     9 of 14

 CUSIP No. 683973101
           ----------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Laura P. Pearl
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                    (a) [X]
                                                                     (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
       USA
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
      NUMBER OF       5
       SHARES
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY             SHARED VOTING POWER
        EACH          6
     REPORTING               437,067/1/
       PERSON         ----------------------------------------------------------
        WITH               SOLE DISPOSITIVE POWER
                      7

                      ----------------------------------------------------------
                           SHARED DISPOSITIVE POWER
                      8
                             437,067/1/
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
       437,067/1/
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                  [_]

--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       5.2%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
       IN
--------------------------------------------------------------------------------

                                    10 of 14

 CUSIP No. 683973101
           ----------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Jeremy H. Silverman
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                    (a) [X]
                                                                     (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
       UK
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
      NUMBER OF       5
       SHARES
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY             SHARED VOTING POWER
        EACH          6
     REPORTING               437,067/1/
       PERSON         ----------------------------------------------------------
        WITH               SOLE DISPOSITIVE POWER
                      7

                      ----------------------------------------------------------
                           SHARED DISPOSITIVE POWER
                      8
                             437,067/1/
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
       437,067/1/
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                  [_]

--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       5.2%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
       IN
--------------------------------------------------------------------------------

                                    11 of 14

                                  SCHEDULE 13G

Item 1.   Name of Issuer and Address.

          Issuer:                                 Optika, Inc.
                                                  7450 Campus Drive
                                                  Suite #200
                                                  Colorado Springs, CO 80920

Item 2.   Identity and Background.

      (a) Name:     Frontenac VI Limited Partnership
                    Frontenac Company LLC (general partner of Frontenac VI)
                    James E. Cowie (managing partner of Frontenac Company)
                    Paul D. Carbery (managing partner of Frontenac Company)
                    James E. Crawford, III (managing partner of Frontenac
                    Company)
                    Rodney L. Goldstein (managing partner of Frontenac Company)
                    Martin J. Koldyke (chairman of Frontenac Company)
                    M. Laird Koldyke (partner of Frontenac Company)
                    Laura P. Pearl (partner of Frontenac Company)
                    Jeremy H. Silverman (partner of Frontenac Company)

      (b) Address:  135 S. LaSalle Street, Suite 3800
                    Chicago, IL 60603

          Citizenship:  See Item 4 of each of pages 2 to 11

      (c) Principal Business:  Private Equity Investment Fund

      (d) Title of Class of Securities:  Common Stock

      (e) CUSIP Number:  683973101

Item 3.   N/A

Item 4.   Ownership

                 (a) Amount Beneficially Owned: See Item 9 of each of pages 2-11 for the beneficial ownership of each member of the group, and footnote 1 below.

                                    12 of 14

               (b) Percent of Class: See Item 11 of each of pages 2-11 for the percent of class beneficially owned by each member of the group, and footnote 1 below.

               (c)  Number of shares as to which such person has:

                    (i) sole power to vote or direct the vote: See Item 5 of each of pages 2-11 for the information regarding each member of the group, and footnote 1 below.

                    (ii) shared power to vote or direct the vote: See Item 6 of each of pages 2-11 for the information regarding each member of the group, and footnote 1 below.

                    (iii) sole power to dispose or to direct the disposition of:
                          See Item 7 of each of pages 2-11 for the information regarding each member of the group, and footnote 1 below.

                    (iv) shared power to dispose or to direct the disposition of: See Item 8 of each of pages 2-11 for the information regarding each member of the group, and footnote 1 below.

Each of Frontenac Company, Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. Martin Koldyke, Mr. M. Laird Koldyke, Ms. Pearl and Mr. Silverman expressly declares that the filing of this Schedule 13G shall not be construed as an admission that such entity or person is, for purposes of Section 13(d) or
Section 13(g), the beneficial owner of the securities of Issuer identified in this Schedule 13G.

Item 5-10. N/A





------------

     /1/ As of December 31, 2002, Frontenac VI Limited Partnership ("Frontenac VI") is the beneficial and record holder of 437,067 common shares of the issuer. Frontenac Company LLC, as the general partner of Frontenac VI, has the sole power to direct the vote of and direct the disposition of the shares held by Frontenac VI. Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. M.J. Koldyke, Mr. M.L. Koldyke, Ms. Pearl and Mr. Silverman are partners of Frontenac Company LLC, with the shared power to indirectly direct the voting of and the disposition of the common shares held by Frontenac VI.

                                    13 of 14

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2003




Frontenac VI Limited Partnership

By: Frontenac Company LLC,
    its general partner


By: /s/ Karen C. Fanelli
    ---------------------------------------------
    Karen C. Fanelli, under power of attorney
     for Frontenac Company LLC

Frontenac Company LLC

By: /s/ Karen C. Fanelli
    ---------------------------------------------
    Karen C. Fanelli, under power of attorney
     for Frontenac Company LLC

____________________________________
Karen C. Fanelli, Under Power of Attorney for:
      Paul D. Carbery
      James E. Cowie
      James E. Crawford, III
      Rodney L. Goldstein
      M. Laird Koldyke
      Martin J. Koldyke
      Laura P. Pearl
      Jeremy H. Silverman

                                    14 of 14